SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                  FORM 8-A/A-3

                  AMENDING FORM 8-A/A-1 DATED DECEMBER 17, 1996

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                       PIONEER HI-BRED INTERNATIONAL, INC.
                    -----------------------------------------------------
                    (Exact name of registrant as specified in its charter


                       IOWA                                  42-0470520
      ---------------------------------------             -------------------
      (State of incorporation or organization)            (I.R.S. Employer
                                                           Identification No.)

           400 Locust Street, Suite 800
           Des Moines, Iowa                                      50309
           --------------------------------------------------------------
           (Address of principal executive offices)           (Zip Code)


              Securities to be registered pursuant to Section 12(b) of the Act:


                                          Name of each exchange on which
                   Title of each class registered each class is registered
                ------------------------------- ------------------------------
                   Preferred Share Purchase Rights New York Stock Exchange


              Securities to be registered pursuant to Section 12(g) of the Act:


                                      None
              -----------------------------------------------------------------
                                (Title of Class)

Item 1.   Description of Securities to be Registered
------------------------------------------

        On April 6, 1989, the Board of Directors of the Company (the "Board") authorized and declared a dividend of one common share purchase right (a "Right") for each share of Common Stock, par value $1.00 per share, of the Company ("Common Stock") outstanding at the Close of Business (as defined in the Amended and Restated Rights Agreement) on April 6, 1989 (the "Record Date"), each Right representing the right to purchase one (subject to adjustment as provided in the Amended and Restated Rights Agreement) share of Common Stock, upon the terms and subject to the conditions set forth in the Amended and Restated Rights Agreement, and has further authorized the issuance of one Right with respect to each share of Common Stock that shall become outstanding between the Record Date and the Distribution Date (as defined in the Amended and Restated Rights Agreement); provided, however, that Rights may be issued with respect to shares of Common Stock that shall become outstanding after the Distribution Date and prior to the earlier of the Redemption Date and the Final Expiration Date in accordance with the provisions of Section 23 of the Amended and Restated Rights Agreement.

        On December 13, 1994, the Board amended and modified, and on December 13, 1996, the Board amended and restated, the terms of the Rights Agreement, dated as of April 6, 1989, between the Company and the Rights Agent, to, among other things, modify the Rights so that each Right represents the right to purchase one one-thousandth of a Preferred Share (as defined in the Amended and Restated Rights Agreement).

        On August 5, 1997, the Board authorized the execution and delivery of Amendment No. 1 to the Rights Agreement which amended the Amended and Restated Rights Agreement.

        On March 10, 1998, the Board authorized execution and delivery of Amendment No. 2 which amends the Amended and Restated Rights Agreement as amended.

     Item 2.  Exhibits.
              --------

               1 Form of Amendment No. 2 dated March 10, 1998 to the Amended and Restated Rights Agreement, dated December 13, 1996, as amended, between Pioneer Hi-Bred International, Inc. and BankBoston N.A. (formally known as The First National Bank of Boston).

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                            Pioneer Hi-Bred International, Inc.

                                            By: /s/ Charles S. Johnson
                                            Name:   Charles S. Johnson
                                            Title:  Chairman, President and
                                            Chief Executive Officer
Date: October 12, 1998

                                  EXHIBIT INDEX
                                  -------------

Exhibit   Description
-------   -----------

               1 Form of Amendment No. 2 dated March 10, 1998 to the Amended and Restated Rights Agreement, dated December 13, 1996, as amended, between Pioneer Hi-Bred International, Inc. and BankBoston N.A. (formally known as The First National Bank of Boston).


                                    EXHIBIT 1
                       Form of Rights Agreement Amendment

                           RIGHTS AGREEMENT AMENDMENT


        AMENDMENT NO. 2, dated as of March 10, 1998, to the AMENDED AND RESTATED RIGHTS AGREEMENT, dated as of December 13, 1996 (the "Amended and Restated
Rights Agreement"), between Pioneer Hi-Bred International, Inc., an Iowa corporation (the "Company"), and BankBoston N.A. (formally known as The First National Bank of Boston), a national banking association ("Rights Agent").

        On April 6, 1989, the Board of Directors of the Company (the "Board") authorized and declared a dividend of one common share purchase right (a "Right") for each share of Common Stock, par value $1.00 per share, of the Company ("Common Stock") outstanding at the Close of Business (as defined in the Amended and Restated Rights Agreement) on April 6, 1989 (the "Record Date"), each Right representing the right to purchase one (subject to adjustment as provided in the Amended and Restated Rights Agreement) share of Common Stock, upon the terms and subject to the conditions set forth in the Amended and Restated Rights Agreement, and has further authorized the issuance of one Right with respect to each share of Common Stock that shall become outstanding between the Record Date and the Distribution Date (as defined in the Amended and Restated Rights Agreement); provided, however, that Rights may be issued with respect to shares of Common Stock that shall become outstanding after the Distribution Date and prior to the earlier of the Redemption Date and the Final Expiration Date in accordance with the provisions of Section 23 of the Amended and Restated Rights Agreement.

        On December 13, 1994, the Board amended and modified, and on December 13, 1996, the Board amended and restated, the terms of the Rights Agreement, dated as of April 6, 1989, between the Company and the Rights Agent, to, among other things, modify the Rights so that each Right represents the right to purchase one one-thousandth of a Preferred Share (as defined in the Amended and Restated Rights Agreement).

        On August 5, 1997, the Board authorized the execution and delivery of Amendment No. 1 to the Rights Agreement which amended the Amended and Restated Rights Agreement.

        On March 10, 1998, the Board authorized execution and delivery of Amendment No. 2 which amends the Amended and Restated Rights Agreement as amended.

        Accordingly, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

        SECTION 1. Amendments. The Designation, Preferences and Rights of Series A Junior Participating Preferred Stock (the "Designation") of the Company as set forth on Exhibit A to the Amended and Restated Rights Agreement shall be amended as follows:

        Paragraph 1(a) of the Designation shall be amended by deleting in its entirety and substituting the following language as Paragraph 1(a):

1.      Designation and Amount.
        -----------------------
        (a) There shall be a series of Preferred Stock of the Corporation created out of the authorized but unissued shares of the capital stock of the Corporation, which series shall be designated Series A Junior Participating Preferred Stock (the "Participating Preferred Stock"), to consist of six hundred thousand (600,000) shares, without par value.

        Paragraphs 2(a) and 2(b) of the Designation shall be amended by deleting in its entirety and substituting the following language as Paragraphs 2(a) and 2(b):

2.      Dividend Rate.
        --------------
        (a) The holders of shares of Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of each November, February, May and August in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $90 or (b) 1,000 times the aggregate per share amount of all cash dividends and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value of One Dollar ($1.00) per share, of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Participating Preferred Stock.

        (b) On or after the first issuance of any share or fractional share of Participating Preferred Stock, no dividend on Common Stock shall be declared unless concurrently therewith a dividend or distribution is declared on the Participating Preferred Stock as provided in paragraph
        (a) above; and the declaration of any such dividend on the Common Stock shall be expressly conditioned upon payment or declaration of and provision for a dividend on the Participating Preferred Stock as above provided. In the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $90.00 per share on the Participating Preferred
        Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

     SECTION 2. Effect of Amendment. Except as modified by this Amendment No. 2, the Amended and Restated Rights Agreement as amended shall remain in full force and effect.

     SECTION 3. Severability. If any term, provision, covenant or restriction of this Amendment No. 2 is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     SECTION 4. Governing Law. This Amendment No. 2 shall be deemed to be a contract made under the laws of the State of Iowa and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to Contracts made and to be performed entirely within such State.

     SECTION 5. Counterparts. This Amendment No. 2 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the date and year first above written.

                                    PIONEER HI-BRED INTERNATIONAL, INC.

                                    By: ________________________________
                                        Charles S. Johnson, President and CEO
                                    By: ________________________________
                                        Jerry Chicoine, Exec,
                                             Vice President & COO

                                    BANKBOSTON N.A.
                                The Rights Agent

                                    By: ________________________________
                                       _____________________,___________
                                                   Name and Title